Exhibit 99.1

Walgreens Boots Alliance Appoints Tim Wentworth as Chief Executive Officer

Mr. Wentworth brings nearly three decades of healthcare leadership experience to WBA

DEERFIELD, Ill., Oct. 10, 2023—Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced the appointment of Tim Wentworth as the company’s new Chief Executive Officer, effective on October 23. Mr. Wentworth will also join the WBA Board of Directors upon assuming the role.

Most recently, as founding CEO of Evernorth, Cigna’s health services organization that partners with health plans, employers and government organizations, Mr. Wentworth brought together health service capabilities including care provision, pharmacy solutions and benefits management.

Prior to Cigna, Mr. Wentworth was CEO of Express Scripts, the largest pharmacy benefit manager in the United States, following the company’s merger with Medco Health Solutions, Inc. in April 2012. He grew it into a Fortune 22 company with more than $100 billion in revenue and 26,000 employees, also ranking number 66 on Forbes Magazine’s list of the World’s Most Innovative Companies.

Previously, he led Medco’s employer and key accounts organizations for nearly 14 years, also serving as President and CEO of Accredo, Medco’s specialty pharmacy. Prior to joining Medco, Mr. Wentworth spent five years at Mary Kay, Inc., where he initially served as Senior Vice President of Human Resources and later, President of its international business. He also held roles of increasing responsibility over nine years in human resources management at PepsiCo. He has an associate’s degree in business from Monroe Community College and a bachelor’s degree in industrial and labor relations from Cornell University.

Mr. Wentworth joins WBA at a pivotal time, as the company focuses on right-sizing the business, while driving execution and creating greater value for employees, patients, customers and shareholders. WBA’s goal is to be the independent partner of choice, not just in pharmacy but also in healthcare services where it can improve healthcare, lower costs, and help patients.

“The WBA Board has been focused on bringing in a CEO with deep healthcare experience, and we are pleased to welcome Tim Wentworth as the company’s new CEO. He is an accomplished and respected leader with profound expertise in the payer and pharmacy space as well as supply chain, IT and Human Resources. We are confident he is the right person to lead WBA’s next phase of growth into a customer-centric healthcare company,” said Stefano Pessina, Executive Chairman, WBA. “I look forward to working with Tim, as well as the rest of the Board and WBA leadership, to lead WBA into a successful future. I also want to thank Ginger Graham for her leadership and immense commitment to our people and operations during this interim period. We look forward to welcoming her back as the Board’s Lead Independent Director.”

“I am honored and excited for the incredible opportunity to lead the next phase of WBA’s evolution, working with the Board and WBA leadership to deliver sustainable value and results. WBA has a differentiated model with the power to build on the company’s pharmacy strength and trusted brand to evolve healthcare delivery. I believe in WBA’s vision to be the leading partner in reimagining local healthcare and well-being for all,” said Mr. Wentworth. “I’ve spent my career working to improve the health of the patients we’ve served. I believe WBA is well-positioned to deliver more personalized, coordinated care, and achieve better outcomes at a lower cost. I fully recognize the challenges that health plans, healthcare providers, pharmacies, and retailers are confronting today and am confident that WBA, and its customer- and patient-focused teams, can seize the opportunities of a dynamic marketplace and be the partner of choice.”

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is an integrated healthcare, pharmacy and retail leader serving millions of customers and patients every day, with a 170-year heritage of caring for communities.

A trusted, global innovator in retail pharmacy with approximately 13,000 locations across the U.S., Europe and Latin America, WBA plays a critical role in the healthcare ecosystem. The company is reimagining local healthcare and well-being for all as part of its purpose – to create more joyful lives through better health. Through dispensing medicines, improving access to a wide range of health services, providing high quality health and beauty products and offering anytime, anywhere convenience across its digital platforms, WBA is shaping the future of healthcare.

WBA employs more than 331,000 people and has a presence in nine countries through its portfolio of consumer brands: Walgreens, Boots, Duane Reade, the No7 Beauty Company, Benavides in Mexico and Ahumada in Chile. Additionally, WBA has a portfolio of healthcare-focused investments located in several countries, including China and the U.S.

The company is proud of its contributions to healthy communities, a healthy planet, an inclusive workplace and a sustainable marketplace. WBA has been recognized for its commitment to being an inclusive workplace. In fiscal 2023, the Company received a score of 100 from the Human Rights Campaign’s Corporate Equality Index, scored 100 percent on the Disability Equality Index for disability inclusion and was named Disability:IN’s 2023 Employer of the Year. In addition, WBA has been recognized for its commitment to operating sustainably as the company is an index component of the Dow Jones Sustainability Indices (DJSI).

More company information is available at www.walgreensbootsalliance.com.

Cautionary Note Regarding Forward-Looking Statements: All statements in this release and related conference and webcast that are not historical are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including those described in Item 1A (Risk Factors) of our Form 10-K for the fiscal year ended August 31, 2022 and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially. These forward-looking statements speak only as of the date they are made. We do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

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